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                                                                    EXHIBIT 99.1

                           SUNOCO SIGNS AGREEMENT TO
                           ACQUIRE ARISTECH CHEMICAL

   PHILADELPHIA, Nov. 9, 2000 -- Sunoco, Inc. today announced that it had signed a definitive agreement to acquire Pittsburgh-based Aristech Chemical Corporation. Included in the purchase are five Aristech chemical plants located at Neal, WV, Haverhill, OH, Neville Island, PA, Pasadena and LaPorte, TX and a state-of-the-art research center in Pittsburgh. These plants have the capacity to produce 1.5 billion pounds per year of polypropylene, over 1.6 billion pounds per year of phenol and related derivatives, including bisphenol-A, and 800 million pounds per year of plasticizers, and employ 1,100 people. Completion of the transaction is subject to regulatory review.


  Under the terms of the agreement, Sunoco will acquire the stock of Aristech from Mitsubishi Corporation. The purchase price is $695 million, including approximately $115 million for working capital. Contingency payments up to a net present value of $167 million may also be made if realized margins for polypropylene and phenol exceed certain agreed upon thresholds.


  "We believe the acquisition of Aristech Chemical will provide enhanced earnings power for our company and will be a platform for expansion in product lines having high demand growth and with less capital intensity than traditional refining," said Sunoco Chairman and Chief Executive Officer John G. Drosdick. "While margins in chemicals have recently been low due, in part, to rising hydrocarbon raw material prices, the acquisition is anticipated to be significantly accretive to earnings and cash flow as the chemical industry moves to mid-cycle performance over the course of the next few years.

  "The polypropylene and phenol businesses integrate well with our existing chemical operations and are a significant step in further upgrading Sunoco's portfolio of businesses. We will be acquiring excellent facilities that have been recently expanded and modernized by Aristech and we expect to realize synergies quickly within Sunoco Chemicals through the integration of marketing, distribution, feedstocks, and corporate services.

  "Concurrent with this acquisition, Bruce G. Fischer has been appointed Vice President of Sunoco Chemicals," Drosdick said. "Bruce has been a key player in Sunoco's efforts in acquiring Aristech and has had extensive experience in the chemical business." Most recently Fischer was Vice President and General Manager of Sunoco's MidAmerica Marketing and Refining business unit.

  Phenol is a raw material for the production of resins used in adhesives primarily in the construction industry. Phenol is also a raw material for bisphenol-A used to make rapidly growing polycarbonate resins for compact discs and high impact automobile parts. Polypropylene is among the fastest growing thermoplastics used in a wide variety of applications, including fibers, injection molded plastics, and films.


  Lehman Brothers acted as Sunoco's exclusive financial advisor in this transaction.
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  Sunoco will conduct a teleconference call at 8:30 a.m. EST Friday, November
10, 2000, to discuss the transaction. You can listen to the live conference call by logging on to Sunoco's web site at www.SunocoInc.com. It is suggested that you visit the site prior to the call to ensure that you have downloaded any necessary software. The event will be archived and available for replay beginning approximately one hour after its conclusion.

  Sunoco, Inc. (NYSE: SUN), headquartered in Philadelphia, is one of the largest independent petroleum refiner-marketers in the United States. Sunoco operates five domestic refineries with 730,000 barrels-a-day of crude oil processing capacity and markets gasoline through more than 3,500 Sunoco retail outlets in 17 states from Maine to Virginia and west to Indiana. Sunoco sells lubricants and petrochemicals worldwide, operates domestic pipelines and terminals, and manufactures metallurgical-grade coke for use in the steel industry. For additional information, visit Sunoco's web site at www.SunocoInc.com.

NOTE: Those statements made in this release that are not historical facts are forward-looking statements intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Sunoco believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect Sunoco's business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: general business and economic conditions; competitive products and pricing; changes in refining and other product margins; fluctuations in supply of feedstocks and demand for products manufactured; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor relations problems; the legislative and regulatory environment; and plant construction/repair delays. These and other applicable risks and uncertainties have been described more fully in Sunoco's third quarter 2000 Form 10-Q filed with the Securities and Exchange Commission on November 3, 2000. Sunoco undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

For further information contact:
Jerry Davis (media) 215-977-6298
Terry Delaney (investors) 215-977-6106